INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of U.S. Restaurant Properties Master L.P. on Form S-3 of our report dated February 28, 1997 appearing in the Annual Report on Form 10-K of U.S. Restaurant
Properties Master L.P. for the year ended December 31, 1996; and our report dated May 8, 1997 with respect to the combined statement of revenues and certain expenses of RR Restaurants 1986-1 Properties Sold to U.S. Restaurant Properties Master L.P. for the year ended December 31, 1996, our report dated May 22, 1997 with respect to the combined statement of revenues and certain expenses of Selected Properties Sold to U.S. Restaurant Properties Master L.P. (Bruegger's Acquisition) for the year ended December 31, 1996, and our report dated May 27, 1997 with respect to the statement of revenues and certain expenses of Tulip Properties Limited Property Sold to U.S. Restaurant Properties Master L.P. for the year ended December 31, 1996 appearing in this Current Report on Form 8-K/A dated March 31, 1997; and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ DELOITTE & TOUCHE LLP



Dallas, Texas
June 9, 1997